Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the use of our analysis relating to the evaluation dated February 13, 2012 for use or incorporation in the registration statement of Atlas Resource Partners, L.P. on Form S-3 (File No. 333-180477, effective April 13, 2012) and the prospectus or prospectus supplements related thereto and to all references therein to Wright & Company, Inc. (Wright) as having prepared such analysis and as an expert concerning such analysis. Wright further consents to the use of its name as it appears under the caption “Independent Petroleum Engineers” in the prospectus or prospectus supplements related to the Registration Statement.

/s/ D. Randall Wright
D. Randall Wright
President

Wright & Company, Inc.

Brentwood, TN

November 7, 2012